                                  EXHIBIT 2.01

 Agreement of Merger and Plan of Reorganization by and among Registrant, Simon
                Software, Inc. and Redwood dated as of July 8, 1994.

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                          CADENCE DESIGN SYSTEMS, INC.

                              SIMON SOFTWARE, INC.

                                      AND

                        REDWOOD DESIGN AUTOMATION, INC.



                            DATED AS OF JULY 8, 1994

                               TABLE OF CONTENTS


                                                                                                                              Page
ARTICLE I - THE MERGER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

  1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
  1.2     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
  1.3     Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
  1.4     Articles of Incorporation; Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
  1.5     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
  1.6     Maximum Shares to Be Issued; Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
  1.7     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4
  1.8     Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
  1.9     No Further Ownership Rights in Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
  1.10    Lost, Stolen or Destroyed Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
  1.11    Taking of Necessary Action; Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7

  2.1     Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
  2.2     Company Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
  2.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
  2.4     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
  2.5     Company Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
  2.6     No Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
  2.7     Tax and Other Returns and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
  2.8     Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment . . . . . . . . . . . . . . . . .     11
  2.9     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
  2.10    Agreements, Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
  2.11    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
  2.12    Minute Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
  2.13    Environmental and OSHA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
  2.14    Brokers' and Finders' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
  2.15    Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
  2.16    FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
  2.17    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
  2.18    Interests of Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
  2.19    Restrictions on Business Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
  2.20    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
  2.21    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
  2.22    No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
  2.23    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB  . . . . . . . . . . . . . . . . . . . . . . . . . .     18

  3.1     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
  3.2     Capital Structure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                                              Page
                                                                                                                              ----
  3.3    Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
  3.4    SEC Documents; Parent Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
  3.5    Broker's and Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19

ARTICLE IV - CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19

  4.1    Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       19
  4.2    No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21

ARTICLE V - ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21

  5.1    Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       21
  5.2    Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
  5.3    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
  5.4    Public Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
  5.5    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
  5.6    Legal Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       22
  5.7    Blue Sky Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
  5.8    Best Efforts; Additional Documents and Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . .       23
  5.9    Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
  5.10   NED Buyback   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       23
  5.11   Advance of Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
  5.12   Board Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
  5.13   Investment Representation Letters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
  5.14   Employment Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25

ARTICLE VI - CONDITIONS TO THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25

  6.1    Conditions to Obligations of Each Party to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .       25
  6.2    Additional Conditions to Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       25
  6.3    Additional Conditions to the Obligations of Parent and Merger Sub . . . . . . . . . . . . . . . . . . . . . . .       26

ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW   . . . . . . . . . . . . . . . . . . . . . . . . . . .       27

  7.1    Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27
  7.2    Escrow Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       27

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33

  8.1    Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
  8.2    Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       33
  8.3    Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34
  8.4    Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       34

                               TABLE OF CONTENTS
                                  (continued)


                                                                                                                                Page
                                                                                                                                ----

ARTICLE IX - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34

  9.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
  9.2    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
  9.3    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
  9.4    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
  9.5    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
  9.6    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
  9.7    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
  9.8    Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
  9.9    Parties in Interest; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36
  9.10   Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      36

                               INDEX OF EXHIBITS



Exhibit                   Description
- - -------                   -----------
Exhibit 1                 Form of Registration Rights Agreement

Exhibit 2                 Form of Technology Escrow Agreement

Exhibit 3                 Form of License Agreement

Exhibit 4                 Form of Legal Opinion, Counsel to Parent

Exhibit 5                 Form of Legal Opinion, Counsel to the Company

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION


         This AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of July 8, 1994 among Cadence Design Systems, Inc., a Delaware corporation ("Parent"), Simon Software, Inc., a California corporation ("Merger Sub") and a wholly-owned subsidiary of Parent, and Redwood Design Automation, Inc., a California corporation (the "Company").


                                    RECITALS

         A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that the Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, the outstanding shares of Preferred Stock of the Company shall be converted into shares of Common Stock of Parent ("Parent Common Stock") at the rate determined herein. (The shares of Series A Preferred Stock, Series B Preferred Stock, together with Series C Preferred Stock of the Company are collectively referred to herein as the "Company Preferred Stock"). As a result of the Merger, Parent will own all capital stock and rights to acquire capital stock of the Company.

         C. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and California law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter referred to as the "Surviving Corporation."

         1.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (the "Agreement of Merger") with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, California law (the time of such filing being the "Effective Time"). The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. at the Palo Alto offices of Fenwick & West, on the date of the proposed Effective Time (the "Closing Date"). Without limiting the foregoing, for the purposes of scheduling, the parties anticipate that the Closing will take place prior to August 31, 1994.

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4     Articles of Incorporation; Bylaws.

                 (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; provided, however, that
Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Redwood Design Automation, Inc."

                 (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. All current officers and directors of subsidiaries of the Company shall tender their resignations on or before the Effective Time.

         1.6 Maximum Shares to Be Issued; Effect on Capital Stock. The maximum number of shares of Parent Common Stock to be issued in exchange for the acquisition by Merger Sub of all outstanding Company Preferred Stock, Common Stock of the Company ("Company Common Stock") and rights to acquire any Company Preferred Stock or Company Common Stock, shall be determined immediately prior to the Effective Time and shall be equal to the Aggregate Share Number (as defined, along with certain other terms defined herein in paragraph (f) below); provided that such maximum number shall be adjusted to the extent required by paragraph (e) below. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

                 (a) Conversion of Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the amount set forth in the following table, with the replacement Parent certificate or certificates to be issued upon surrender of the certificate representing such share of Company Preferred Stock in the manner provided in Section 1.8, including, with respect to each whole share of Parent Common Stock to be received, the right to receive one Share Purchase Right (as defined in the Rights Agreement, dated June 20, 1989, between Parent and Bank of America N.T. & S.A., as amended from time to time (the "Rights Agreement")):


      DESIGNATION OF                NUMBER OF SHARES OF PARENT COMMON STOCK TO WHICH EACH
  COMPANY PREFERRED STOCK                   SHARE IS ENTITLED UPON EFFECTIVE TIME
- - ---------------------------        -------------------------------------------------------
 Series A Preferred Stock          Series A Exchange Number (as defined in paragraph (f))
 Series B Preferred Stock          Series B Exchange Number (as defined in paragraph (f))
 Series C Preferred Stock          Series C Exchange Number (as defined in paragraph (f))

                 (b) Cancellation of Common Stock and Options or Other Rights to Purchase Common Stock or Preferred Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall not be converted into the right to receive any consideration whatsoever by virtue of the Merger. Each option to purchase Company Common Stock outstanding under the Company's 1991 Employee Stock Plan (the "Stock Option Plan") and any other rights to acquire Company Common Stock or Company Preferred Stock shall be canceled and terminated and shall not be assumed by Parent or the Surviving Corporation. The foregoing shall all be accomplished in accordance with the Company's Articles of Incorporation, Bylaws, Stock Option Plan and other applicable contractual obligations, as the case may be.

                 (c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Preferred Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                 (d) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                 (e) Fractional Shares. If permitted under applicable law, no fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall not be entitled to receive from Parent any shares or fractional shares of Parent Common Stock therefor; provided, however, in the event the fraction of a share which any shareholder would otherwise be entitled to receive is one-half of one percent or more of the total shares such shareholder is entitled to receive, the holder thereof shall be entitled to receive an amount of cash equal to that fraction of the Ten-Day Average Price, as defined in subparagraph
(f)(i) below.

                 (f)      Definitions.

                           (i)    Subject to the provisions of paragraph (e)
above and Section 1.7 below, the "Aggregate Share Number" shall be a number of shares of Parent Common Stock equal to (a) 6,500,000 divided by (b) the average closing price of a share of Parent Common Stock for the ten most recent days that Parent Common Stock has traded ending on and including the trading day three trading days prior to the Effective Time, on the New York Stock Exchange (as reported in the Wall Street Journal) (the "Ten-Day Average Price"); provided, however, that if the Ten-Day Average Price is greater than $17.05 the Ten-Day Average Price shall be deemed to be $17.05; and, provided further, that if the Ten-Day Average Price is less than $13.95, then the Ten-Day Average Price shall be deemed to be $13.95.

                          (ii)    Escrow Number.  The "Escrow Number" shall be
equal to 1,000,000 divided by the Ten-Day Average Price, rounded to the nearest whole share.


                         (iii)    Series A Allocation Number.  The "Series A
Allocation Number" shall be equal to the Aggregate Share Number multiplied by .0351.

                          (iv)    Series B Allocation Number.  The "Series B
Allocation Number" shall be equal to the Aggregate Share Number multiplied by .4815.

                           (v)    Series C Allocation Number.  The "Series C
Allocation Number" shall be equal to the Aggregate Share Number multiplied by .4834.

                          (vi)    Series A Exchange Number.  The "Series A
Exchange Number" shall be equal to the Series A Allocation Number divided by 740,000.

                         (vii)    Series B Exchange Number.  The "Series B
Exchange Number" shall be equal to the Series B Allocation Number divided by 5,516,306.

                        (viii) Series C Exchange Number. The "Series C Exchange Number" shall be equal to the Series C Allocation Number divided by 4,469,302.

         The Series A Exchange Number, Series B Exchange Number and Series C Exchange Number shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Preferred Stock occurring after the date hereof and prior to the Effective Time; provided, however, that the Repurchase described in Section 5.10 below has been accounted for in determining the Series C Exchange Number and shall not result in any additional adjustment.

         1.7     Dissenting Shares.

                 (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with California law (Corporations Code Chapter 13) and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by California law.

                 (b) Notwithstanding the provisions of subsection (a), if any holder of shares of capital stock of the Company who demands dissenters' rights under California law shall effectively withdraw or lose (through failure to perfect or otherwise) such rights dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's Preferred Stock shall automatically be converted into and represent only the right to receive Parent Common Stock, without interest thereon, upon surrender of the certificate representing such shares.

                 (c) The Company shall give Parent (i) prompt notice of any written demands for dissenters' rights with respect to any shares of capital stock of the Company, withdrawals of such demands, and any other related instruments and documents received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for cash settlement under California law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenters' rights with respect to capital stock of the Company or offer to settle or settle any such demands.

                 (d) Parent reserves the right to delay delivery of Parent Common Stock upon surrender of Company Preferred Stock to the Exchange Agent to any Company shareholder which did not vote in favor of the Merger until such shareholder's dissenters' rights pursuant to Chapter 13 of the California Corporations Code have terminated. Exercise by any shareholder of such dissenters' rights shall terminate the right to receive Parent Common Stock as set forth in paragraph 1.6(a) hereof with respect to such dissenting shares.

         1.8     Surrender of Certificates.

                 (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent (the "Exchange Agent") in the Merger.

                 (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for the surrender of the outstanding shares of Company Preferred Stock and the cancellation of Company Common Stock and any rights to purchase Company Common Stock or Company Preferred Stock.

                 (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6 (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock, if any, to be deposited in the Escrow Fund on such holder's behalf pursuant to Article VII hereof) to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent (as defined in Article VII) a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Number which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Preferred Stock shall have been so converted in accordance with Section 1.6 and subject to the limitations of Article VII.

                 (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

                 (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable. Parent can also require indemnification in such instances in form and substance acceptable to Parent.

                 (f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Corporation, the Escrow Agent, the Agent, the Company, Parent or Merger Sub or any party hereto shall be liable to a holder of shares of Parent Common Stock, Company Preferred Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Preferred Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Preferred Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Preferred Stock or Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and, in the case of Company Preferred Stock, exchanged, as provided in this Article I.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Certificates.

         1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub, subject to the exceptions disclosed in the schedules supplied by the Company to Parent and certified by the Company (the "Company Schedules") and except as otherwise provided hereby, as follows:

         2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power to own its property and to carry on its business as now being conducted and as proposed to be conducted by the Company. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets, financial condition or results of operations ("Material Adverse Effect") of the Company. The Company has made available a true and correct copy of its Articles of Incorporation and Bylaws (or similar governing instruments), each as amended to date, to counsel for Parent.

         2.2 Company Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, 2,212,850 of which are issued and outstanding as of the date hereof, and 13,000,000 shares of Preferred Stock, 740,000 of which have been designated Series A Preferred Stock (the "Series A Preferred"), all of which are issued and outstanding, 5,516,306 of which have been designated Series B Preferred Stock (the "Series B Preferred"), all of which are issued and outstanding, 5,107,899 of which have been designated Series C Preferred Stock (the "Series C Preferred"), 4,907,899 of which are issued and outstanding and 877,193 of which have been designated Series D Preferred Stock (the "Series D Preferred"), none of which is issued or outstanding. No other series of Preferred Stock has been designated. The outstanding shares have been duly authorized and validly issued in compliance with applicable federal and state securities laws, and are fully paid and nonassessable. The Company has outstanding warrants to purchase 146,467 shares of Common Stock and 200,000 shares of Series C Preferred. The Company has reserved 877,193 shares of Common Stock for issuance upon conversion of the Series D Preferred, 5,107,899 shares of Common Stock for issuance upon conversion of the Series C Preferred, 6,067,937 shares of Common Stock for issuance upon conversion of the Series B Preferred, 814,000 shares of Common Stock for issuance upon conversion of the Series A Preferred, 146,467 shares of Common Stock for issuance upon exercise of outstanding warrants and 2,425,000 shares of Common Stock for issuance to employees, officers, directors and consultants of the Company pursuant to the Company's 1991 Employee Stock Plan (the "Stock Option Plan"), of which options to purchase 1,451,500 shares are outstanding. 2,050,000 shares of the Company's outstanding Common Stock issued pursuant to Founders Restricted Stock Purchase Agreements dated January 2, 1991 are subject to a repurchase option by the Company upon the occurrence of certain events. This repurchase option lapses as to 1/60 of such shares at the end of each one (1) month period after January 2, 1991 for a total vesting period of five years. Except as set forth in this Agreement and the exhibits and schedules hereto, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which it is bound that do or may obligate the Company to issue, deliver, sell or cause to be issued, delivered or sold, additional shares of Company Common Stock or Company Preferred Stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.


         2.3     Subsidiaries.  The Company's subsidiaries are set forth on
Schedule 2.3. The Company's subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Company's subsidiaries are duly qualified to do business and in good standing as foreign corporations in each jurisdiction in which the failure to be so would have a Material

Adverse Effect on the Company. Except as set forth on Schedule 2.3, the Company has no subsidiaries or affiliated companies and does not otherwise own any shares of stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or business entity.

         2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and the other transactions contemplated hereby, by the Company's shareholders as contemplated by Section 6.1(a). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, solvency, or other similar laws affecting enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, subject to obtaining requisite approval of the shareholders of the Company, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of a material lien or encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except in any such case as would not reasonably be expected to have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, regulatory authority or commission or other governmental authority or instrumentality, domestic or foreign ("Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the laws of any foreign country and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect on the Company.

         2.5 Company Financial Statements. Schedule 2.5 includes the Company's audited financial statements (balance sheets, income statements and statements of cash flows) as of and for the fiscal years ending January 31, 1994 and the Company's unaudited financial statements as of and for the three
(3) months ended April 30, 1994 (collectively, the "Financial Statements"). Except as set forth in Schedule 2.5, the Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except that the unaudited financial statements for the three (3) months ended April 30, 1994 do not contain the notes necessary to be in accordance with generally accepted accounting principles). The Financial Statements present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which will not be material in the aggregate. The unaudited balance sheet of the Company as of April 30, 1994 is hereinafter referred to as the "Company Balance Sheet." All capitalized software development costs recorded in the Financial
Statements are in accordance with generally accepted accounting principles consistently applied. Since February 1, 1993 there has been no material change in the Company's accounting policies, except as described in the notes to the

Financial Statements. The Company has no liabilities or obligations (whether absolute, accrued or contingent, and whether or not determined or determinable) of a character which, under generally accepted accounting principles, would be required to be accrued, shown, disclosed or indicated in a balance sheet of the Company, except liabilities, obligations or contingencies incurred in the ordinary course of business since April 30, 1994 or those which are otherwise not more than $50,000 more than the aggregate of all liabilities, obligations and contingencies accrued or reserved against in the Company's Balance Sheet.

         2.6 No Changes. Except as set forth on Schedule 2.6 or as otherwise contemplated by this Agreement, since the date of the Company Balance Sheet there has not been, occurred or arisen any:

                 (a) transaction by the Company except in the ordinary course of business consistent with prior practice;

                 (b)      capital expenditure by the Company exceeding $25,000.

                 (c) destruction, damage to, or loss of any assets of the Company (whether or not covered by insurance) that constitutes a Material Adverse Effect on the Company;

                 (d) change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals, or any change in capitalization of software development costs) by the Company;

                 (e) declaration, setting aside, or payment of a dividend or other distribution in respect to the shares of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares;

                 (f) other event or condition of any character that has or would, in the Company's reasonable judgment, be expected to have a Material Adverse Effect on the Company;

                 (g) amendments or changes in the Articles of Incorporation or Bylaws of the Company;

                 (h) increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees, except in the ordinary course of business consistent with past practice;

                 (i) increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, except in the ordinary course of business consistent with prior practice;

                 (j) acquisition or sale of a material amount of property or assets of the Company, except in the ordinary course of business, consistent with past practice;

                 (k) alteration in any term of any outstanding security of the Company;

                 (l) Other than transactions with Parent and except in any case for transactions in the ordinary course of business, consistent with past practice, (i) incurrence, assumption or guarantee by the Company of any debt for borrowed money; (ii) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (iii) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

                 (m) creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset which is likely to have a Material Adverse Effect on the Company;

                 (n) making of any loan, advance or capital contribution to or investment in any person other than (i) travel loans or advances made in the ordinary course of business of the Company and (ii) other loans and advances in an aggregate amount which does not exceed $25,000 outstanding at any time;

                 (o) entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business consistent with prior practice;

                 (p) transfer or grant of a right under or to any of the Company Intellectual Property Rights (as defined in Section 2.9 below), other than those transferred or granted in the ordinary course of business consistent with past practice;

                 (q) labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company;

                 (r) litigation or threatened litigation against the Company; or

                 (s) negotiation or agreement by the Company to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

         2.7     Tax and Other Returns and Reports.

                 (a) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time of the Merger, by or on behalf of the Company (collectively, the "Company Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown due thereon on or before the Effective Time of the Merger have been or will be paid on or before such date. The Company Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through April 30, 1994 and the Company has not and will not incur any Tax liability in excess of the amount reflected on the Company Balance Sheet with respect to such periods.

                 (b) No material Tax liability since April 30, 1994 has been assessed, incurred or accrued other than in the ordinary course of business. The Company has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. All Company Returns filed with respect to U.S. Federal income taxes for which the Company has received notice of audit from the taxing authorities, have been examined and closed or are with respect to a taxable year for which the period for assessment, after giving effect to extensions or waivers, has expired. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Company Returns.

                 (c) There is no material claim, audit, action, suit, proceeding, or investigation now pending or (to the best knowledge of the Company) threatened against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company. Except as may be required as a result of the Merger, the Company has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions, events or accounting methods employed prior to the Closing.

                 (d) Other than pursuant to this Agreement, the Company is not a party to or bound by (or will prior to the Effective Time of the Merger become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company. The Company has not participated in (or will not prior to the Effective Date participate in) an international boycott within the meaning of Section 999 of the Code.

                 (e) The Company has heretofore provided or made available to Parent materially true and correct copies of all material Tax Returns, and, as reasonably requested by Parent prior to or following the date hereof, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

                 (f) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any and all federal, state, local and foreign taxes and similar governmental obligations, charges, imposts and assessments, including without limitation any income (gross or net), alternative or add-on minimum tax, gross income, gross receipts, sales, use, environmental, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, net worth, environmental or windfall profit tax, custom, duty or other tax, assessment or similar governmental charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify or reimburse any other person.

                 (g) The Company shall have at least $5,400,000 in net operating loss carryforwards as of the Effective Time, subject to applicable tax laws, including Section 382 of the Internal Revenue Code.

        2.8 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                 (a) The Company owns no real property. Schedule 2.8(a) sets forth a list of all real property leased by the Company and the aggregate annual rental fee payable under any such lease. To the knowledge of the Company, all such leases are in good standing, valid and effective in accordance with their respective terms, and there is not with respect to the Company and, to the knowledge of the Company, any other parties to such leases, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default and in respect of which the Company has not taken adequate steps to prevent such default from occurring), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect on the Company.

                 (b) The Company holds good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the Company Financial Statements and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

         The equipment (the "Company Equipment") owned or leased by the Company is, taken as a whole, (i) adequate for the conduct of the business of the Company consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, (iv) regularly and properly maintained, (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) free from any defects, except, with respect to clauses (ii) through (v) of this Section, as would not have a Material Adverse Effect on the Company.

         2.9     Intellectual Property.

                 (a) The Company owns, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material (excluding Commercial Software Rights (as defined in paragraph (b) below)) that are used in and are necessary for the business of the Company as currently conducted (the "Company Intellectual Property Rights"). Schedule 2.9 lists all trademarks, registered copyrights, tradenames and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including their respective registration or application numbers, together with a list of all of the Company's currently marketed software products and have an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and in any foreign offices and lists all agreements under which the Company has any material royalty obligations. No claims with respect to the Company Intellectual Property Rights have been asserted or, to the knowledge of the Company, are threatened by any person, nor, to the knowledge of the Company, is there any basis for such an assertion, (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted, or (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the Company's knowledge, after reasonable inquiry, the use by the Company of the Company Intellectual Property Rights as used in the business of the Company does not violate the proprietary rights of any third party. To the knowledge of the Company, after reasonable inquiry, the Company is the sole and exclusive owner of the products of the Company set forth on Schedule 2.9 hereof and is not contractually obligated to pay compensation to any third party in respect of the license of any of such products to its customers. To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. The Company has not been sued or charged as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and which has not been finally terminated prior to the date hereof nor does it have any knowledge of any such charge or claim, and there is not any infringement liability with respect to, or infringement or violation by, the Company of any patent, trademark, service mark, copyright, trade secret or other proprietary right of another. To the Company's knowledge, no Company Intellectual Property Right or product of the Company is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Company.
There is no outstanding order, judgment, decree or stipulation on the Company, and the Company is not party to any agreement, restricting in any manner the licensing of the Company's products by the Company.

                 (b) "Commercial Software Rights" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company pursuant to end-user licenses and which are used in the Company's business but are in no way a component of or incorporated in any of the Company's products and related trademarks, technology and know-how. To the Company's knowledge, the Company has not breached or violated the terms of its license, sublicense or other agreement relating to any Commercial Software Rights and has a valid right to use such Commercial Software Rights and has a valid right to use such Commercial Software Rights under such license and agreements. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement relating to Commercial Software Rights. No claims with respect to the Commercial Software Rights have been asserted or, to the knowledge of the Company, are threatened by any person against the Company, (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted, or (iii) challenging the validity or effectiveness of any of the Company's rights to use Commercial Software Rights. To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Commercial Software Rights by the Company or any employee or former employee of the Company. To the knowledge of the Company, no Commercial Software Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the use thereof by the Company.

         The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Company Intellectual Property Rights. To the best of the Company's knowledge, no current or prior officers, employees or consultants of the Company claim an ownership interest in any Company Intellectual Property Rights as a result of having been involved in the development of such property while employed by or consulting to the Company, or otherwise. To the best of the Company's knowledge, all officers, employees and consultants of the Company or any of the Company's subsidiaries have executed and delivered to the Company an agreement regarding the protection of proprietary information and the assignment to the Company of all intellectual property developed as an employee or consultant of the Company.

         2.10    Agreements, Contracts and Commitments.  Except as set forth on
Schedule 2.10, the Company does not have, is not a party to nor is it bound by:

                 (a) Any union contract or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by it on 30 days' notice or less without penalty or obligation to make payments related to such termination, other than (A) (in the case of employees other than executive officers) such agreements as are not materially different from standard arrangements offered to employees generally in the ordinary course of business consistent with the Company's past practices and (B) such agreements as may be imposed or implied by law;

                 (b) Any plan, contract or arrangement exceeding $25,000, written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

                 (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

                 (d) Any existing OEM agreement, distribution agreement, volume purchase agreement, or other similar agreement in which the annual amount involved in fiscal 1994 exceeded or is expected to exceed in fiscal 1995 $50,000 in aggregate amount or pursuant to which the Company has granted or received most favored nation pricing provisions or exclusive marketing rights related to any product, group of products or territory;

                 (e) Any lease for real or personal property in which the amount of payments which the Company is required to make on an annual basis exceeds $50,000;

                 (f) Any material agreement, contract, mortgage, indenture, lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, the Agreement of Merger, the closing of the Merger, or the transactions contemplated hereby or thereby;

                 (g) Except for trade indebtedness incurred in the ordinary course of business or in a transaction with Parent, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

                 (h) Any material license agreement, either as licensor or licensee (excluding immaterial nonexclusive software licenses granted to customers or end-users in the ordinary course of business consistent with prior practice);

                 (i) Any contract containing covenants purporting to limit the Company's freedom to compete in any line of business in any geographic area; or

                 (j) Any other agreement, contract or commitment which involves $50,000 or more and is not cancelable without penalty within thirty
(30) days.

         The Company has not breached, or received any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment set forth in Schedule 2.10 in such manner as would permit any other party to cancel or terminate the same. Each agreement, contract or commitment set forth in Schedule 2.10 is in full force and effect (assuming such agreement, contract or commitment has been duly authorized, executed and delivered by the other party or parties thereto) and, except as otherwise disclosed or defaults fully remedied or resolved, is not subject to any material default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

         2.11 Litigation. Schedule 2.11 attached hereto accurately lists all suits, actions and legal, administrative, arbitration or other proceedings and governmental investigations and all other claims pending or, to the Company's knowledge, threatened against the Company. There is no judgment, decree or order enjoining the Company in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of business of the Company. Schedule 2.11 also lists all suits and legal actions initiated by the Company which are currently pending.

         2.12 Minute Books. The minute books of the Company made available to counsel for Parent contain a complete and accurate summary of all meetings of directors and shareholders since the time of incorporation of the Company, and reflect all transactions referred to in such minutes accurately in all material respects.

         2.13    Environmental and OSHA.

                 (a) Hazardous Material. As of the Effective Time, no material amount of any substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, urea-formaldehyde and all substances listed pursuant to the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and the United States Resource Recovery and Conservation Act of 1976, as amended from time to time, and the regulations and publications promulgated pursuant to said laws (a "Hazardous Material"), is present, as a result of the actions of the Company in violation of any law in effect on or before the Closing Date, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its past or present subsidiaries has at any time owned, operated, occupied or leased (collectively, "Company Property"). In any event, the Company does not know of the presence of any Hazardous Material in, on or under any Company Property.

                 (b) Hazardous Materials Activities. At no time prior to the Closing has the Company transported, stored, used, manufactured, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transferred, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976 and any other applicable state or federal acts (including the rules and regulations thereunder) as in effect on or before the Closing Date.

                 (c) Permits. The Company currently holds no environmental approvals, permits, licenses, clearances and consents and none are necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

         2.14 Brokers' and Finders' Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         2.15 Labor Matters. The Company is in compliance in all material respects with all currently applicable laws and regulations respecting immigration, employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. The Company has not received any notice from any Governmental Entity, and to the knowledge of the Company, there has not been asserted before any Governmental Entity, any claim, action or proceeding to which the Company is a party or involving the Company, and there is neither pending nor, to the knowledge of the Company, threatened any investigation or hearing concerning the Company arising out of or based upon any such laws, regulations or practices. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. The Company has complied in all material respects with all applicable provisions of Consolidated Omnibus Budget Reconciliation Act of 1985 and has no obligations with respect to any former employees or qualifying beneficiaries thereunder.

         2.16 FIRPTA. The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

         2.17    Employee Benefit Plans.

                 (a) Schedule 2.17 lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of
Section 414(b), (c), (m) or (o) of the Code or the Company (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all loans to employees in excess of $50,000, loans to officers, supplement retirement, severance, sabbatical, disability, employee relocation, cafeteria (Code Section 125), life insurance or accident insurance plans, programs or arrangements (iii) all material (in the aggregate) bonus, deferred compensation or incentive plans, programs or arrangements, (iv) other material fringe or employee benefit plans, programs or arrangements that apply to officers of the Company and that do not generally apply to all employees, and (v) any current employment or executive compensation or severance agreements (written or otherwise) as to which unsatisfied obligations of the Company of greater than $50,000 remain for the benefit of, or relating to, any employee, consultant or director of the Company (collectively, the "Employee Plans"), and a copy of each such Employee Plan and each summary plan description and annual report on the Form 5500 series required to be filed with any governmental agency for each Employee Plan for the three most recent Plan years has been made available to Parent.

                 (b) (i) None of the Employee Plans provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Employee Plan, which would reasonably be expected to have, in the aggregate, a Material Adverse Effect on the Company; (iii) all Employee Plans are and have been administered in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code, orders, or governmental rules and regulations currently in effect with respect thereto and including all applicable requirements for notification to participants or to the Department of Labor, Internal Revenue Service or Secretary of the Treasure), except as would not have, in the aggregate, a Material Adverse Effect on the Company, and the Company has performed all obligations required to be performed by it under, is not in any material respect in default under or violation of, and has not knowledge of any material default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue service (the "IRS") as to such qualification, and nothing has occurred which would reasonably be expected to cause the loss of such qualification or exemption; (v) all material contributions required to be made by the Company to any Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each

Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirements has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Employee Plan is covered by, and the Company has not incurred, nor does it expect to incur, any liability under Title IV of ERISA or Section 412 of the Code.

         2.18 Interests of Officers. None of the Company's officers or directors has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to its business, including any interest in the Company Intellectual Property Rights, except for rights as a shareholder.

         2.19 Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as currently proposed to be conducted.

         2.20 Insurance. The Company Schedules list all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company does not know of any threatened termination of or material premium increase with respect to, any of such policies.

         2.21 Compliance with Law. The Company is in material compliance and has conducted its business so as to comply in all material respects with all laws, rules and regulations, judgments, decrees or orders of any Governmental Entity applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would, individually or in the aggregate, not have had and is expected not to have a Material Adverse Effect on the Company.
There are no material judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its respective properties or businesses which are likely to have a Material Adverse Effect on the Company.

         2.22 No Defaults. The Company is not, nor has received notice that it would be with the passage of time, (i) in violation of any provision of the Articles of Incorporation or Bylaws of the Company or (ii) in default or violation of any material term, condition or provision of any material judgment, decree, order, injunction or stipulation applicable to the Company.

         2.23 Disclosure. No representation or warranty made by the Company in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of the Company after reasonable inquiry, there is no event, fact or condition that has a Material Adverse Effect on the Company that has not been set forth in this Agreement or in the Company Schedules.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub represent and warrant to the Company, subject to the exceptions disclosed in the schedules supplied by Parent to the Company and certified by Parent (the "Parent Schedules"), as follows:

         3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Sub taken as a whole. Parent has made available a true and correct copy of the Certificate (or Articles, as the case may be) of Incorporation and Bylaws of each of Parent and Merger Sub, as amended to date, to counsel for the Company.

         3.2 Capital Structure. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, nonassessable and each such share will include, without any additional action by Parent, a Share Purchase Right as defined in the Rights Agreement.

         3.3 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under (i) any provision of the Certificate (or Articles, as the case may be) of Incorporation or Bylaws of Parent and Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancellations or accelerations which individually or in the aggregate would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

         3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company a true and complete copy of its Form 10-K for the fiscal year ended December 31, 1993, its Forms 10-Q for the quarter ended March 31, 1994 and its proxy statement dated April 30, 1994 (collectively, the "SEC Documents"), which Parent filed under the Exchange Act with the Securities and Exchange

Commission (the "SEC"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date hereof. The financial statements of Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in Parent accounting policies or estimates except as described in the notes to the Parent Financial Statements.

         3.5 Broker's and Finders' Fees. Parent has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Merger or any transaction contemplated hereby.


                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent or as otherwise provided by this Agreement), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that the Company's goodwill and ongoing businesses shall be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not, in the reasonable judgment of the Company, in the ordinary course of business of the Company, and any event which would, in the reasonable judgment of the Company, have a Material Adverse Effect on the Company. Except as expressly contemplated by this Agreement or set forth in Schedule 4.1, the Company shall not, without the prior consent of
Parent:

                 (a) Accelerate, amend or change the period of exercisability of options or restricted stock granted under the Company's Stock Option Plan or authorize cash payments in exchange for any options granted under the Stock Option Plan;

                 (b) Enter into any commitment or transaction not in the ordinary course of business consistent with past practice;

                 (c) Grant any severance or termination pay (A) to any director or (B) to any employee except (x) payments made pursuant to standard written agreements outstanding on the date hereof or (y) in the case of employees who are not officers, payments which are made in the ordinary course of business in accordance with the Company's standard past practices;

                 (d) Except in the ordinary course of business consistent with prior practice and pursuant to the Company's standard license, transfer to any person or entity any rights to the Company Intellectual Property Rights;

                 (e) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other rights of any type or scope with respect to any products of the Company;

                 (f) Except in the ordinary course of business with prior notice to Parent, violate, amend or otherwise modify the terms of any of the contracts set forth on the Company Schedules;

                 (g) Commence a lawsuit other than (A) for the routine collection of bills, (B) for software piracy or (C) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Company's business, provided that the Company consults with Parent prior to filing such suit;

                 (h) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the Company Common Stock or the Company Preferred Stock, or split, combine or reclassify any of the Company Common Stock or the Company Preferred Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Common Stock or the Company Preferred Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of the Company Common Stock or the Company Preferred Stock;

                 (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of the Company Common Stock or the Company Preferred Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (A) the issuance of shares upon the exercise of the Company options or warrants or (B) the conversion of the Company Preferred Stock;

                 (j) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

                 (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company;

                 (l) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the Company except in the ordinary course of business consistent with past practices;

                 (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others, except in the ordinary course of business;

                 (n) Adopt or amend any employee benefit plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under the Company's normal employee review cycles, as the case may be, or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with the Company's past practices;

                 (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with prior practice;

                 (p) Pay, discharge or satisfy in an amount in excess of $50,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements (or the notes thereto) or other liabilities incurred since April 30, 1994 in the ordinary course of business consistent with prior practice;

                 (q) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (p) above.

         4.2 No Solicitation. Prior to the Effective Time, the Company will not (nor will the Company permit any of the Company's officers, directors, shareholders or the Company's agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent and its designees:

                 (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or substantially all of the Company's business and properties or capital stock whether by merger, purchase of assets, tender offer or otherwise,

                 (b) except as required by law and except for disclosures made to financial institutions and others in the ordinary course of business, disclose any information not customarily disclosed to any person other than its attorneys or financial advisors concerning the Company's business and properties or afford to any person or entity access to its properties, books or records, or

                 (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company's capital stock or assets, other than licensing of software in the ordinary course of business.

                 In the event the Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, such party shall promptly inform Parent as to any such offer or proposal and will cooperate with Parent by furnishing any information it may reasonably request.


                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

         5.1 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, commitments and records, and (b) all other information concerning the business, customers, properties and personnel of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation shall affect or be deemed to modify any representation or warranty contained herein or to reduce another party's ability to rely on any representation or warranty or to modify the conditions to the obligations of the parties to consummate the Merger.

         5.2 Confidentiality. From the date hereof to and including the Effective Time, the parties hereto shall maintain, and cause their directors, employees, agents and advisors to maintain, in confidence and not disclose or use for any purpose, except the evaluation of the transactions contemplated hereby and the accuracy of the respective representations and warranties of the parties hereto contained herein, information concerning the other parties hereto and obtained directly or indirectly from such parties, or their directors, employees, agents or advisors, except such information as is or becomes (a) available to the nondisclosing party from third parties not subject to an undertaking of confidentiality or secrecy; (b) generally available to the public other than as a result of a breach by the nondisclosing party hereunder; or (c) required to be disclosed under applicable law; and except such information as was in the possession of such party prior to obtaining such information from such other party or has been independently developed as to which the fact of prior possession or independent development such possessing party shall have the burden of proof. In the event that the transactions contemplated hereby shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including to the extent reasonably practicable, copies or reproductions thereof which may have been prepared.

         5.3 Expenses. Whether or not the Merger is consummated, all expenses incurred in connection with the Merger and this Agreement ("Expenses") shall be the obligation of the party incurring such expenses; provided, however, that the attorneys fees and expenses payable by the Company in connection with the transactions contemplated hereby shall be based on regular hourly rates and actual out-of-pocket expenses and, if the Merger is consummated, shall not exceed $75,000. If the Merger is consummated, attorneys fees and expenses of Company counsel up to such amount shall be paid no later than such fees and expenses of Parent counsel are paid.

         5.4 Public Disclosure. Unless otherwise required by law, prior to the Effective Time no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unnecessarily withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws.

         5.5 Consents. Each of Parent and the Company shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and the Company shall use its best efforts to obtain all consents, waivers and approvals under any of the Company's agreements, contracts, licenses or leases in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger.

         5.6 Legal Requirements. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any

Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

         5.7 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         5.8 Best Efforts; Additional Documents and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         5.9 Registration Rights Agreement. Prior to the Effective Time, Parent, the Company and those shareholders of the Company who will receive Parent Common Stock in the Merger and who desire to sell such Parent Common Stock pursuant to a registration statement shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form of Exhibit 1 hereto. The Parent Common Stock to be issued by Parent pursuant to the Merger has not been registered under the Securities Act of 1933, as amended (the "Securities Act") and constitutes "restricted securities" under Rule 144(d) of the Securities Act, and has been issued in reliance on the exemptions for non-public offerings provided by Rule 506 and Section 4(2) of the Securities Act. The Company shareholders who sign the Registration Rights Agreement will have certain rights to cause the Parent Common Stock issued in the Merger to be registered by Parent for resale. Unless a shareholder signs the Registration Rights Agreement, the Holder will not be able to publicly sell the shares until two years after the Closing Date. After that date, the holder may sell the shares under Rule 144 promulgated under the Securities Act (which permits limited public resale of "restricted securities," subject to the satisfaction of certain conditions) in the event all of the applicable requirements of Rule 144 are satisfied (otherwise registration under the Securities Act or some other exemption from the registration requirements of the Securities Act will be required in order to dispose of such shares). In no event shall the Parent Common Stock be sold within the first year after the Effective Time and in the event of any transfer of the Parent Common Stock, whether by operation of law or otherwise, any transferee shall hold such shares subject to the restrictions herein. The certificates representing the Parent Common Stock issued in the Merger may contain legends to the foregoing effect. In order to ensure compliance with the restrictions referred to herein, Parent may issue appropriate "stop transfer" instructions to its transfer agent. Parent shall not be required (i) to transfer or have transferred on its books any Common Stock that has been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Registration Rights Agreement or
(ii) to treat as owner of such Common Stock or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Common Stock shall have been so transferred in violation of any provision of this Agreement or the Registration Rights Agreement. Parent agrees that such stop transfer instructions and legends will be promptly removed if the provisions of the Registration Rights Agreement and the Securities Act are complied with.

         5.10 NED Buyback. Effective as of the Closing Date, subject to the Closing and the Company having sufficient cash reserves, the Company shall repurchase 438,597 shares of Series C Preferred Stock from Nippon Enterprise Development Corp. ("NED") for an aggregate of $500,000 (the "Repurchase"). The

Repurchase shall be effected immediately prior to the Effective Time for the purpose of rescinding the issuance of such Series C Preferred Stock to NED on April 27, 1994, and documentation reflecting the foregoing shall be in form and substance reasonably satisfactory to Parent.

         5.11 Advance of Funds. In connection with the Merger contemplated hereunder, Parent has agreed to advance $2,500,000 to the Company, $1,000,000 of which was paid upon execution of a Letter of Intent dated June 3, 1994 (the "Letter of Intent"). In accordance with the terms set forth in the Letter of Intent, an additional $1,500,000 will be advanced to the Company upon execution of this Agreement, subject to establishment of an escrow of the Company's technology on terms suitable to Parent and the Company and sufficient to permit Parent to exercise its license rights described below. The Company hereby represents that it will establish an escrow of technology pursuant to the Technology Escrow Agreement in the form attached hereto as Exhibit 2 effective as of the date hereof. The Company will deliver the $1,500,000 upon notice from the escrow holder that the escrow has been established. The Company agrees that such funds will be used as working capital and for general corporate purposes and pursuant to the provisions of this Agreement. Such advances shall be structured as indebtedness, bearing interest at a mutually acceptable rate and repayable two years after issuance of the promissory note evidencing such indebtedness, subject to certain potential acceleration set forth below. If the Merger has not been consummated on or before September 30, 1994, then $1,000,000 of the indebtedness shall be automatically converted into 877,193 shares of Series D Preferred Stock of the Company at $1.14 per share, on terms and conditions and subject to rights, preferences and privileges substantially identical to the outstanding Series C Preferred Stock of the Company (with no other series or class of stock of the Company having greater preferences or priorities), and the $1,500,000 portion shall be treated as purchase of a perpetual royalty-free non-exclusive non-transferable (which provision shall be applicable only to significant source code) license (the "License") to the Company's Reveal and Control Flow Front End products on terms set forth in the License Agreement attached hereto as Exhibit 3 (collectively, the "Conversion"); provided, however, that such Conversion shall not automatically occur in the event of failure of the Merger to close as a result of a material breach of a representation or warranty by the Company or consideration of a competing offer by the Company in exercising its fiduciary responsibilities (the "Fiduciary Duty Exemption") as contemplated in Section 10 of the Letter of Intent, in which case the Conversion shall be at Parent's election. In the event Parent elects not to convert after an exercise by the Company of its Fiduciary Duty Exemption, the repayment date of the indebtedness shall be accelerated to the date of closing of the sale of the Company to a third party acquiror. In the event of a Conversion, the Company will provide reasonable assistance in transferring the related technology to Parent and Parent will reimburse the Company at its fully burdened cost plus 10%.

         5.12 Board Recommendation. Subject to applicable law and applicable fiduciary duties, the Company's board of directors will recommend the approval of the Merger and the transactions contemplated hereby to the Company's shareholders.

         5.13 Investment Representation Letters. Prior to the Closing, the Company shall use its reasonable efforts to obtain investment representation letters from holders of Company Preferred Stock (other than holders of Dissenting Shares), in each case in form and substance reasonably satisfactory to Parent (collectively, the "Investment Representation Letters"), which shall include, at Parent's option, acknowledgement that any claims of such shareholder against the Company have been disclosed therein. The parties agree that should Parent suffer actual out-of-pocket damages as a result of the fact that all of the Investment Representation Letters are not obtained prior to the Effective Time, such damages shall constitute "Losses" for the purposes of
Article VII hereof. Parent agrees to sign a similar Investment Representation Letter prior to any issuance of Series D Preferred of the Company to Parent pursuant to Section 5.11.

         5.14 Employment Agreements. On or before the Effective Time, Parent, Merger Sub, the Surviving Corporation or any combination of these, and individuals to be identified by Parent shall enter into agreements pertaining to prior and future employment and related issues (the "Employment Agreements") in form and substance acceptable to Parent, which shall become effective as of the Effective Time.


                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

         6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) Shareholder Approval. This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of the Company.

                 (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                 (c) Securities Law Compliance. The Parent Common Stock shall be registered or qualified for issuance, or exempt from such registration or qualification, under applicable federal and state securities laws.

         6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

                 (a) Representations, Warranties and Covenants. The representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

                 (b) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by its President and its Chief Financial Officer or Treasurer to the effect that, as of the Effective Time:

                          (i)     all representations and warranties made by
Parent and Merger Sub under this Agreement are true and complete in all material respects ; and

                          (ii)    all covenants, obligations and conditions of
this Agreement to be performed by Parent and Merger Sub on or before such date have been so performed in all material respects .

                 (c) Satisfactory Form of Legal Matters. The form, scope and substance of all legal matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to counsel to the Company.

                 (d) Legal Opinion. The Company shall have received a legal opinion from Fenwick & West, counsel to Parent, substantially in the form of Exhibit 4 hereto.

                 (e) No Material Adverse Changes. There shall not have occurred any event, fact or condition that has had or reasonably would be expected to have a Material Adverse Effect on Parent.

                 (f) Registration Rights Agreement. The Registration Rights Agreement shall have been duly authorized, executed and delivered in accordance with Section 5.9 and shall be in full force and effect.

                 (g) Employment Agreements. Prior to the Closing, Parent shall have entered into agreements with Douglas Fairbairn, James Rowson and Daniel Yoder which shall include releases of any potential claims against the Company by those employees and forgiveness of promissory notes in the aggregate principal amount of $20,125 by the Company immediately prior to the Closing.

         6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

                 (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time. To the extent that, prior to the Effective Time, the Company delivers to Parent in accordance with Section 9.1 a written statement advising Parent that an event (a "Post-Execution Event") has occurred (specifying in reasonable detail such event) subsequent to the date of execution of this Agreement that would render any representation or warranty made by the Company in this Agreement untrue if such representation or warranty were made as of the Effective Time, and Parent shall subsequently waive the failure to satisfy the condition set forth in
Section 6.3(a) with respect to such representation or warranty, Parent shall have no remedy against the Escrow Fund in respect of such untrue representation or warranty to the extent of such waiver.

                 (b) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its President and Chief Financial Officer to the effect that, as of the Effective Time:


                          (i)    all representations and warranties made by the
Company under this Agreement are true and complete in all material respects;
and

                          (ii)   all covenants, obligations and conditions of
this Agreement to be performed by the Company on or before such date have been so performed in all material respects.

                 (c) Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to Parent's counsel.

                 (d) Legal Opinion. Parent shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to the Company, in substantially the form of Exhibit 5 hereto.

                 (e) No Material Adverse Changes. There shall not have occurred any event, fact or condition which has had or reasonably would be expected to have a Material Adverse Effect on the Company.

                 (f) Third Party Consents. The Company shall have received all necessary consents, waivers and approvals, including waivers by Comdisco, Inc. and LSI Logic.

                 (g) Dissenters. No more than 10% of the outstanding Company Common Stock (excluding the four largest Common Stock shareholders) shall be Dissenting Shares and no more than 2% of the outstanding Company Preferred Stock shall be Dissenting Shares.

                 (h) Employment Agreements. The Employment Agreements shall have been duly authorized, executed, delivered and shall be in full force and effect.

                 (i) Appointment of Agent. The Agent (as defined in paragraph 7.2(h) below) shall have agreed to represent the shareholders and shall have agreed not to resign without the election of a successor Agent in accordance with the provisions of paragraph 7.2(h) below.

                 (j) NED Documentation. The Repurchase from NED described in Section 5.10 shall have occurred and the documentation of such Repurchase shall have been reviewed and approved by Parent.

                 (k) Resignations. Each of the officers and directors of the Company and every subsidiary of the Company shall have tendered their resignations.


                                  ARTICLE VII
               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         7.1 Survival of Representations and Warranties. All covenants to be performed prior to the Effective Time, representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue, absent fraud, until the termination of the Escrow Fund, as defined in paragraph 7.2(a) below.

         7.2     Escrow Arrangements.

                 (a) Escrow Fund. As soon as practicable after the Effective Time, a portion of the shares of the Parent Common Stock to be issued in the Merger equal to the Escrow Number (as defined in paragraph 1.6(g)(iv)) (plus any additional New Shares (as defined below) as may be issued in respect thereof after the Closing) (collectively, the "Escrow Shares"), without any act of any shareholder, will be registered in the name of Escro & Co as nominee, and will be deposited with Bank of America N.T. & S.A. Global Escrow Depository Services, (or other institution acceptable to Parent and the Agent (as defined in Section 7.2(h) below)) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at the Surviving Corporation's sole initial cost and expense, subject to the provisions of paragraph (l) below. Each shareholder of the Company which receives Parent Common Stock in the Merger shall contribute that number of shares of Parent Common Stock to the Escrow Fund equal to the same percentage of the Escrow Fund as that shareholder's percentage of the Aggregate Share Number received in the Merger. The Escrow Fund shall be available to compensate Parent for any claim, loss, expense, liability or other damage, including reasonable attorneys' fees (including, without limitation, those set forth in Section 7.2(g)(iii), net of insurance proceeds realized by Parent, to the extent of the amount of the foregoing that Parent has incurred or reasonably anticipates incurring by reason of the breach by the Company of any representation, warranty, covenant or agreement of the Company contained herein, or by reason of any misrepresentation by the Company made in or pursuant to Article II of this Agreement (collectively, "Losses"); Parent and the Company each acknowledge that the existence of such Losses at the Effective Time would have led to a reduction in the total number of shares of Parent Common Stock Parent would have agreed to issue in connection with the Merger. Resort to the Escrow Fund shall be the exclusive contractual remedy of Parent and its affiliates for any such breaches and misrepresentations if the Merger does close; provided, however, that nothing herein shall limit any noncontractual remedy for fraud. In consideration of the foregoing limitation of liability, Parent and the Company agree that Parent's maximum liability, except for fraud, for any breach of this Agreement shall likewise be limited to $1,000,000. Moreover, any claim based on this Agreement or the transactions contemplated thereby must be filed not later than 360 days after the date of Closing. In addition, notwithstanding the foregoing, Parent may not receive any Escrow Shares from the Escrow Fund unless and until Officer's Certificates (as defined in paragraph (e) below) identifying Losses, the aggregate amount of which exceed $25,000, have been delivered to the Escrow Agent as provided in paragraph (e); in such case Parent may recover from the Escrow Fund the total of its Losses, including the first $25,000. Nothing herein shall limit the liability of the Company or the Parent for any breach of this Agreement if the Merger does not close.

                 (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall remain in existence during the following periods of time (the "Escrow Periods"), beginning at the Effective Time. At the expiration of twelve (12) months following the Effective Time, the Escrow Period shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Parent, subject to the objection of the Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(g) hereof, are necessary to satisfy any Losses specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the twelve (12) month period with respect to facts and circumstances existing prior to the termination of such twelve (12) month period, shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until Parent's claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the shareholders of the Company all Parent Common Stock and other property remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Parent Common Stock and other property to the shareholders of the Company pursuant to this Section 7.2(b) shall be made in proportion to their respective original contributions to the Escrow Fund.

                 (c) Protection of Escrow Fund. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this

Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

                 (d)      Distributions; Voting.

                           (i)    Any shares of Parent Common Stock or other
equity securities issued or distributed by Parent (including shares issued upon a stock split) ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. New Shares issued in respect of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund, but shall be distributed to the holders thereof. When and if cash dividends on Parent Common Stock in the Escrow Fund shall be declared and paid, they shall be added to the Escrow Fund.

                          (ii)    Each shareholder of the Company shall have
voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund on behalf of such shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock) so long as such shares of Parent Common Stock or other voting securities are held in the Escrow Fund.

                 (e)      Claims Upon Escrow Fund.

                           (i)    Upon receipt by the Escrow Agent from time to
time on or before the last day of the Escrow Period of a certificate signed by any officer of Parent (an "Officer's Certificate"):

                                  (A)      stating that Parent has paid or
properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and

                                  (B)      specifying in reasonable detail the
individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7.2(f) hereof, deliver to Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock or other assets held in the Escrow Fund in an amount equal to such Losses.

                          (ii)    For the purposes of determining the number of
shares of Parent Common Stock to be delivered to Parent out of the Escrow Fund pursuant to Section 7.2(e)(i), the shares of Parent Common Stock shall be valued at the Ten-Day Average Price, subject to appropriate adjustment for stock splits, stock dividends, recapitalizations and the like.

                 (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Agent (as defined in Section 7.2(h)) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of shares of Parent Common Stock, pursuant to Section 7.2(e) hereof unless the Escrow Agent shall have received written authorization from the Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the shares of Parent Common Stock or other property in the Escrow Fund in accordance with Section 7.2(e) hereof, provided that no portion of such payment may be made if the Agent shall object to such portion of the claim made in the Officer's Certificate in a written statement signed by the Agent (an "Agent's Certificate"), and such Agent's Certificate shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

                 (g)      Resolution of Conflicts; Arbitration.

                           (i)    In case the Agent shall so deliver an Agent's
Certificate, the Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of Parent's claimed Losses. If the Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

                          (ii)    If no such agreement can be reached after
good faith negotiation, either Parent or the Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Parent and the Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to minimize the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrators, to discover material relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as would a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                         (iii)    Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. For purposes of this
Section 7.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Nonprevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount plus any amounts not in dispute; otherwise, the Agent, on behalf of the shareholders of the Company, shall be deemed to be the Nonprevailing Party. The Nonprevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

                 (h)      Agent of the Shareholders; Power of Attorney.

                           (i)    In the event that the Merger is approved,
effective upon such vote, and without further act of any shareholder, Irwin Federman shall be appointed as agent and attorney-in-fact (the "Agent") for each shareholder of the Company (except such shareholders, if any, as shall have perfected their dissenters' rights under California law and who shall not be entitled to any rights in the Escrow Fund), for and on behalf of shareholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing. In the event the Agent resigns from such appointment, the holders of a majority of the outstanding Parent Common Stock issued in the Merger shall name a successor Agent, who agrees to be bound by the provisions of Article VII and IX. In addition, the Agent may be replaced by the shareholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Agent may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Agent, and the Agent shall not receive compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the shareholders of the Company.

                          (ii)    The Agent shall not be liable to the
shareholders of the Company for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The shareholders of the Company on whose behalf shares of Parent Common Stock were contributed to the Escrow Fund shall severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent.

                 (i) Actions of the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Escrow Agent, the Surviving Corporation and Parent may rely upon any such decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each and every such shareholder of the Company. The Escrow Agent, the Surviving Corporation and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent.

                 (j) Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the Escrow Fund, Parent shall notify the Agent of such claim, and the Agent, on behalf of and for the benefit of the shareholders of the Company, shall be entitled (through the Agent), at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Agent, no settlement of any such claim with third-party claimants shall be determinative of the validity of any claim against the Escrow Fund. In the event that the Agent has consented to any such settlement, the Agent shall have no power or authority to object under any provision of this Article VII to the amount ofany claim by Parent against the Escrow Fund with respect to such settlement.

                 (k)      Escrow Agent's Duties.

                           (i)    The Escrow Agent shall be obligated only for
the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                          (ii)    The Escrow Agent is hereby expressly
authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                         (iii)    The Escrow Agent shall not be liable in any
respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                          (iv)    The Escrow Agent shall not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                           (v)    The Escrow Agent may resign at any time upon
giving at least thirty (30) days written notice to Parent and the Agent to this Agreement; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Agent shall use their best efforts to mutually agree upon a successor agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor transfer agent within such time, Parent shall have the right to appoint a successor escrow agent authorized to do business in California. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

                 (l) Costs of Escrow. The first $5,000 of costs and expenses relating to the establishment and maintenance of the Escrow Fund shall be borne solely by the Surviving Corporation. The Surviving Corporation shall be entitled to reimbursement for the next $5,000 of such costs and expenses out of the Escrow Fund and the Agent shall have no authority to object to payment from the Escrow Fund by the Escrow Agent to the Surviving Corporation in respect of such reimbursement. To the extent that such costs and expenses exceed $10,000, the Surviving Corporation shall solely bear one-half of such excess costs and expenses and shall be entitled to reimbursement for the other half of such excess costs and expenses from the Escrow Fund (it being understood that the Agent shall have no authority to object to such reimbursement).

Without limiting the foregoing, the parties do not currently anticipate that such costs and expenses will exceed $5,000.


                                 ARTICLE VIII
                      TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a)      by mutual consent of the Company and Parent;

                 (b) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within fifteen (15) days after notice to the Company.

                 (c) by the Company if it is not in material breach of its respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within fifteen (15) days after notice to Parent;

                 (d) by any party hereto if: (i) the Closing has not occurred by September 30, 1994; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger;
(iii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or
(iv) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (A) prohibit Parent's or the Surviving Corporation's ownership or operation of all or a material portion of the business of the Surviving Corporation, or compel Parent or the Surviving Corporation to dispose of or hold separate all or a material portion of the business or assets of the Surviving Corporation or Parent as a result of the Merger or (B) render Parent, Merger Sub or the Company unable to consummate the Merger, except for any waiting period provisions.

                 Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or shareholders, except if such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement (it being understood that termination of this Agreement because of failure of the Company to satisfy the condition set forth in
Section 6.3(a) as a result of the occurrence of a Post-Execution Event shall not be deemed to be a termination resulting from such a breach of representation or warranty; it being further understood that termination of this Agreement because of failure of Parent to satisfy the condition set forth in Section 6.2(a) as a result of the occurrence of an event occurring subsequent to the date of execution of this Agreement that would render any representation or warranty made by Parent in this Agreement untrue if such representation or warranty were made as of the Effective Time, shall not be deemed to be a termination resulting from a breach by Parent of its representations or warranties.) Notwithstanding the foregoing, if the Merger fails to close for any reason, Parent's $2.5 million loan to Company (described in Section 5.11) shall automatically convert into 877,193 shares of Series D Preferred Stock of the Company (reflecting the conversion of $1,000,000 at $1.14 per share), with rights, preferences and privileges equal to those of the Series C Preferred stock, and the balance into a license in the form set forth in Exhibit 3, unless the failure to close is as a result of a material breach of representation or warranty by the Company or because of a competing offer for the Company contrary to Section 5.11, in which case the conversions will be at Parent's election. If the conversion is effected, then neither party shall have any further obligation to the other except as set forth in the form of license and form of escrow agreements.

         8.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of those parties required by applicable law to so approve but, after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders of a party without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to Parent or Merger Sub, to:

                               Cadence Design Systems, Inc.
                               2655 Seely Road
                               Building 5 MS 5B2
                               San Jose, California 95134
                               Attention:  President
                               Fax:  (408) 944-0215
                               (with a copy at the same address to the
                               attention of the General Counsel)
                          with a copy to:

                               Fenwick & West
                               Two Palo Alto Square
                               Palo Alto, California 94306
                               Attention:  David Healy, Esq.
                               Fax:  (415) 857-0361

                 (b)      if to the Company, to:

                               Redwood Design Automation, Inc.
                               97 South 2nd Street, Third Floor
                               San Jose, California 95113
                               Attention:  President
                               Fax:  (408) 294-2818

                          with a copy to:

                               Wilson Sonsini Goodrich & Rosati
                               650 Page Mill Road
                               Palo Alto, California 94304
                               Attention:  Marcia Sterling, Esq.
                               Fax:  (415) 496-4084

                 (c)      if to the Escrow Agent, to:

                               Bank of America N.T.&S.A. Global
                                 Escrow Depository Services
                               One Embarcadero Center
                               Fifth Floor
                               San Francisco, California 94111
                               Attention:  Ann Gadsby
                               Fax:  (415) 622-2413

         9.2 Interpretation. When a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated and reference to this Agreement include such Schedules or Exhibits. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms "knowledge" or "know," for purposes of this Agreement, with respect to the knowledge of the Company, mean the actual knowledge of, or receipt and acknowledgment of notice by, the persons set forth on Schedule 9.2.

         9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         9.4 Miscellaneous. This Agreement and the documents and instruments and other agreements among the parties hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (except for the notes made by the Company in favor of Parent dated June 3, 1994 and July 8, 1994; (b) are not intended to confer upon any other person (except for the shareholders of the Company vis-a-vis their Agent as described in Article VII) any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         9.5 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California, without giving effect to the conflict of laws principles thereof. All parties hereto agree to submit to the jurisdiction of the federal and state courts of the State of California, and further agree that service of documents commencing any suit therein may be made as provided in Section 9.1.

         9.6 Attorneys' Fees. Subject to the provisions of Section 7.2(g)(iii) which shall govern the awarding of attorneys' fees in any arbitration conducted pursuant to Section 7.2(g), if any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys' fees and costs, incurred in connection with such action, including any appeal of such action.

         9.7 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, except that to the extent inconsistent with such rules the arbitration procedures outlined in paragraphs 7.2(g)(ii) and 7.2(g)(iii) shall govern any arbitration proceeding.

         9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.9 Parties in Interest; Assignment. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. Merger Sub shall have the right to assign to one or more direct or indirect wholly-owned subsidiaries of Parent any and all rights and obligations of Merger Sub under this Agreement, including without limitation, the right to substitute in its place such an affiliate as one of the constituent corporations in the Merger (such affiliate assuming all of the obligations of Merger Sub in connection with the Merger), provided that no such assignment shall relieve Parent of its obligations hereunder.

         9.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or in any state having jurisdiction, this being in addition to any other remedy to which any party is entitled at law or in equity. Such rights shall not restrict the ability of Parent to exercise its conversion privileges nor limit automatic or elective conversion as set forth in
Section 5.11 above.

         IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Agent (with respect to the Escrow Agent and the Agent, as to matters set forth in Article VII only) have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.


                                        CADENCE DESIGN SYSTEMS, INC.


                                        By: /s/ H. RAYMOND BINGHAM
                                           ----------------------------------
                                           Its: Executive Vice President--CFO


                                        SIMON SOFTWARE, INC.


                                        By: /s/ H. RAYMOND BINGHAM
                                           ----------------------------------
                                           Its:


                                        REDWOOD DESIGN AUTOMATION, INC.


                                        By: /s/ DOUGLAS B. FAIRBAIRN
                                           ----------------------------------
                                           Its: President

                                        With respect to the matters set forth
                                        in Article VII only:

                                        BANK OF AMERICA, N.T.& S.A.


                                        By:
                                           ----------------------------------
                                           Its:

                                        /s/ IRWIN FEDERMAN
                                        -------------------------------------
                                        Irwin Federman, as Agent on behalf of
                                        the Shareholders of the Company

         IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Agent (with respect to the Escrow Agent and the Agent, as to matters set forth in Article VII only) have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.


                                        CADENCE DESIGN SYSTEMS, INC.


                                        By:
                                           -------------------------------------
                                           Its:


                                        SIMON SOFTWARE, INC.


                                        B
                                           -------------------------------------
                                           Its:


                                        REDWOOD DESIGN AUTOMATION, INC.


                                        By:
                                           -------------------------------------
                                           Its:


                                        With respect to the matters set forth
                                        in Article VII only:

                                        BANK OF AMERICA, N.T.& S.A.



                                        By: /s/ ANN GADSBY
                                           ------------------------------------
                                           Its: ANN GADSBY
                                                ASSISTANT VICE PRESIDENT


                                        ---------------------------------------
                                        Irwin Federman, as Agent on behalf of
                                        the Shareholders of the Company


                                     -37-